UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 18, 2008
Bell Microproducts Inc.
(Exact name of registrant as specified in its charter)

California	0-21528	94-3057566

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1941 Ringwood Avenue, San Jose, California		95131-1721

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		408-451-9400
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On March 18, 2008, Bell Microproducts Inc. (the “Company”) received notification that the Board of Directors of The NASDAQ Stock Market LLC (“NASDAQ”) will not grant the Company additional time to demonstrate compliance with Marketplace Rule 4310(c)(14). As a result, the Company’s common stock will be suspended from trading on NASDAQ as of the opening of business on March 19, 2008. The Company issued a press release on March 18, 2008 regarding this notification. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
The Company said that its common stock will be quoted on the Pink Sheet Electronic Quotation Service under the ticker symbol “BELM.PK” immediately after NASDAQ suspends trading of its stock.
As previously disclosed, NASDAQ extended the deadline until March 17, 2008 to allow the Company to file its past-due periodic reports with the Securities and Exchange Commission (the “SEC”) and regain compliance with NASDAQ’s listing requirements. Management reported that it has continued to make progress in completing these reports but could not file them as required by March 17. The Company is working diligently to complete this process and will promptly seek relisting of its common stock once completed.
The Company also announced previously that it had obtained waivers from each of its major lenders. The lenders have agreed to waive the Company’s obligations to provide audited financial statements and, where applicable, the requirement that the Company remain listed on NASDAQ, through September 30, 2008. The Company does not anticipate any significant impact to its operations or bank lines as a result of the delisting, and reported that there are no defaults presently existing or expected during this time.
The Company has issued several press releases and filed reports with the SEC including reports on Form 8-K related to these matters. Investors are encouraged to read these in their entirety for a discussion of the delay in the Company’s filings.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:
Exhibit 99.1 — Press release issued by Bell Microproducts Inc. on March 18, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bell Microproducts Inc.
March 18, 2008	By:	/s/ Andrew S. Hughes
		Name:	Andrew S. Hughes
		Title:	Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press release issued by Bell Microproducts Inc. on March 18, 2008.